Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of MamaMancini’s Holdings, Inc. (the “Company”) on Form S-1 to be filed on February 7, 2020, of our report dated April 22, 2019 with respect to our audits of the financial statements of MamaMancini’s Holdings, Inc. as of January 31, 2019 and 2018, and for the years then ended, which report was included in the Annual Report on Form 10-K filed on April 23, 2019, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Rosenberg Rich Baker Berman, P.A.
Rosenberg Rich Baker Berman, P.A.
Somerset, New Jersey
February 7, 2020